Exhibit 4.3

MAGNETEK, INC.

AMENDED AND RESTATED DIRECTOR AND OFFICER COMPENSATION
AND DEFERRAL INVESTMENT PLAN

Article 1.

1.1     Establishment.  Magnetek, Inc., a Delaware corporation (the “Company”), established, effective as of October 21, 1997, an amended and restated director pay and deferred compensation plan, which shall be known as the “Magnetek, Inc. Amended and Restated Director and Officer Compensation and Deferral Investment Plan” (the “Plan”), for members of the Board of Directors who are not employees or officers of the Company.  The Plan is hereby amended and restated effective as of January 1, 2005 (the “2005 Restatement”), which amendment and restatement is intended as good faith compliance with Section 409A of the Code (as defined below) and the regulations and other Treasury Department guidance promulgated thereunder (“Section 409A”).  The 2005 Restatement shall only apply to (i) “amounts deferred” (within the meaning of Section 409A) by Directors (as defined below) in taxable years beginning both before and after December 31, 2004, and any earnings thereon and (ii) all amounts deferred by Key Executives (as defined below) under the Plan and any earnings thereon (collectively, “Section 409A Deferrals”).  The provisions of the Plan in existence prior to the 2005 Restatement shall continue to govern “amounts deferred” (within the meaning of Section 409A) by Directors in taxable years beginning before January 1, 2005, and any earnings thereon (collectively, “Grandfathered Deferrals”).  In addition, this amendment and restatement of the Plan extends participation in the Plan, with respect to compensation earned on or after January 1, 2006, to certain Key Executives of the Company.  From and after January 1, 2006, the Plan shall be comprised of two  separate sub-plans, one for the benefit of Directors (the “Director Plan”) and one for the benefit of Key Executives (the “Key Executive Plan”).  The Key Executive Plan is a nonqualified deferred compensation plan which is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, as defined below.  The Director Plan is not subject to ERISA.  This document is also intended to constitute the Summary Plan Description for the Plan.

1.2     Purpose.  The primary purposes of the Plan are (i) to provide Directors with the opportunity to defer voluntarily a portion of their Director’s Fees (as defined below), subject to the terms of the Plan, (ii) to provide certain Key Executives with the opportunity to defer voluntarily a portion of their Compensation (as defined below), subject to the terms of the Plan and (iii) to encourage ownership of common stock by Directors and Key Executives and thereby align their interests more closely with the interests of the stockholders of the Company.  By adopting the Plan, the Company desires to enhance its ability to attract and retain Directors and Key Executives of outstanding competence.

Article 2.       Definitions.

Whenever used herein, the following terms shall have the meanings set forth below, and, when the defined meaning is intended, the term is capitalized:

(a)         “Board” or “Board of Directors” means the Board of Directors of the Company.

(b)        “Board Meeting” means any meeting of the Board of Directors or of any committee thereof on which the Director serves and for which the Director is entitled to receive Meeting Fees.

(c)         “Bonus” means an incentive award payable by the Company to a Key Executive with respect to the Key Executive’s services under the Magnetek Incentive Compensation Plan, or such other bonus or incentive compensation plan or program of the Company, and, in each case, shall be deemed earned only upon award by the Company.

(d)        “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(e)         “Committee” means the Compensation Committee of the Board or such other committee of two (2) or more Directors appointed by the Committee to administer the Plan pursuant to Article 3.

(f)         “Company” means Magnetek, Inc., a Delaware corporation.

(g)        “Compensation” means an Employee’s gross Salary and Bonus.

(h)        “Director” means a member of the Board of Directors of the Company who is neither an employee nor an officer of the Company.

(i)          “Director’s Fees” means a Director’s Retainer Fees and Meeting Fees, whether payable in cash or stock or any combination thereof.

(j)          “Disability” means that a Participant has become “disabled” as such term is defined under Section 409A.

(k)         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(l)          “Fair Market Value” means (i) the mean between the highest and lowest sales prices of a share of the Company’s stock on the principal exchange on which shares of the Company’s stock are then trading, if any, on such determination date, or, if shares were not traded on such date, then on the next preceding trading day during which a sale occurred, as such prices are quoted in The Wall Street Journal ; or (ii) if such stock is not traded on an exchange but is quoted on NASDAQ or a successor quotation system, (1) the mean between the highest and lowest sales prices (if the stock is then listed as a National Market Issue under the NASD National Market System) or (2) the mean between the closing representative bid and asked prices (in all other cases) for the stock on such determination date as reported by NASDAQ or such successor quotation system; or (iii) if such stock is not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the mean between the closing bid and asked prices for the stock, on such determination date, as determined in good faith by the Board; or (iv)  if the Company’s stock is not publicly traded, the fair market value established by the Board in good faith.

(m)        “Key Executive” means any non-union, full-time, salaried employee of the Company who is an officer or other key executive of the Company and who qualifies as a “highly compensated employee or management employee” within the meaning of Title I of ERISA.

(n)        “Meeting Fees” means the fees paid to a Director on a per meeting basis for attending a meeting of the Board of Directors or a committee thereof.

(o)        “Participant” means a Director or Key Executive who is actively participating in the Plan.

(p)        “Plan” means this Magnetek, Inc. Amended and Restated Director and Officer Compensation and Deferral Investment Plan, as it may be amended from time to time.

(q)        “Retainer Fees” means annual retainer fees paid to a Director for serving as a member of the Board of Directors or as a Chairman of a committee thereof for a full year’s service on the Board or such lesser amount as may be payable to any Director in respect of services on the Board of less than a full year.

(r)         “Salary” means all regular, basic wages, before reduction for amounts deferred pursuant to the Plan or any other plan of the Company, payable in cash to a Key Executive for services to be rendered during the Year, exclusive of any Bonus, other special fees, awards, or incentive compensation, allowances, or amounts designated by the Company as payment toward or reimbursement of expenses.

(s)         “Specified Employee” means any Participant who is a “specified employee” (as such term is defined under Section 409A) of the Company.  The “identification date” (as defined under Section 409A) for purposes of identifying Specified Employees shall be September 30 of each calendar year.  Individuals identified on any identification date shall be Specified Employees as of January 1 of the calendar year following the year of the identification date.  In determining whether or not an individual is a Specified Employee as of an identification date, all individuals who are nonresident aliens during the entire 12-month period ending on such identification date shall be excluded for purposes of determining which individuals will be Specified Employees.

(t)         “Stock” means common stock of the Company, par value $0.01 per share.

(u)        “Value” means the fair market value of the cash and/or Stock a Director receives (or, absent deferrals hereunder, is entitled to receive) as Director’s Fees.

(v)        “Year” means a calendar year.

Article 3.         Administration

3.1     Authority of the Committee.  The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company.  In addition, any power of the Committee hereunder may also be exercised by the full Board, except to the extent that the grant or exercise of such authority would cause any Stock issued hereunder or other transaction with respect to the Plan to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934, as amended.  Subject to the terms of this Plan, the Board may appoint a successor Committee to administer the Plan, provided that such Committee consists solely of two (2) or more non-employee directors within the meaning of Section 16(b) of the Securities Exchange Act of 1934.  In addition, subject to the terms of the Plan, and to the extent permissible under Section 16 of the Securities Exchange Act of 1934, as amended, the Board or the Committee may delegate ministerial duties to any executive or executives of the Company.

Subject to the provisions herein, the Committee shall have full power and discretion to issue Stock to Participants in accordance with the terms of the Plan; to select Key Executives for participation in the Plan; to determine the terms and conditions of each Director’s or Key Executive’s participation in the Plan; to construe and interpret the Plan and any agreement or instrument entered into under the Plan; to establish, amend, or waive rules and regulations for the Plan’s administration; to amend (subject to the provisions of Article 11 herein) the terms and conditions of the Plan and any agreement entered into under the Plan; and to make other determinations which may be necessary or advisable for the administration of the Plan.

3.2     Decisions Binding.  All determinations and decisions of the Board and/or the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, conclusive, and binding on all parties and shall be given the maximum possible deference allowed by law.

3.3     Claims Procedure.

(a)      Director Claims.  Any Director making a claim for benefits under this Plan may contest the Committee’s decision to deny such claim or appeal therefrom only by submitting the matter to binding arbitration before a single arbitrator.  Any arbitration shall be held in Los Angeles, California, unless otherwise agreed to by the Committee.  The arbitration shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association.  The arbitrator’s authority shall be limited to the affirmation or reversal of the Committee’s denial of the claim or appeal, and the arbitrator shall have no power to alter, add to, or subtract from any provision of this Plan.  The arbitrator’s decision shall be final and binding on all parties, if warranted on the record and reasonably based on applicable law and the provisions of this Plan.  The arbitrator shall have no power to award any punitive, exemplary, consequential, or special damages, and under no circumstances shall an award contain any amount that in any way reflects any of such types of damages.  Each party shall bear its own attorney’s fees and costs of arbitration.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(b)      Key Executive Claims.

(1)                          Any Participant who is a Key Executive has the right to make a written claim for benefits under the Plan.  If such a written claim is made, and the Committee wholly or partially denies the claim, the Committee shall provide the claimant with written notice of such denial, setting forth, in a manner calculated to be understood by the claimant:

(i)       the specific reason or reasons for such denial;

(ii)      specific reference to pertinent Plan provisions on which the denial is based;

(iii)     a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)     an explanation of the Plan’s claims review procedure and time limits applicable to those procedures, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) if the claim is denied on appeal.

(2)                          The written  notice of any claim denial pursuant to Section 3.3(b) shall be given not later than thirty (30) days after receipt of the claim by the Committee, unless the Committee determines that special circumstances require an extension of time for processing the claim, in which event:

(i)       written notice of the extension shall be given by the Committee to the claimant prior to thirty (30) days after receipt of the claim;

(ii)      the extension shall not exceed a period of thirty (30) days from the end of the initial thirty (30) day period for giving notice of a claim denial; and

(iii)     the extension notice shall indicate (A) the special circumstances requiring an extension of time and (B) the date by which the Committee expects to render the benefit determination.

(3)                          The decision of the Committee shall be final unless the claimant, within sixty (60) days after receipt of notice of the claims denial from the Committee, submits a written request to the Committee for an appeal of the denial.  During that sixty (60) day period, the claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant  to the claim for benefits.  The claimant shall be provided the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits as part of the claimant’s appeal.  The claimant may act in these matters individually, or through his or her authorized representative.

(4)                          After receiving the written appeal, if the Committee, or its delegate, shall issue a written decision notifying the claimant of its decision on review, not later than thirty (30) days after receipt of the written appeal, unless the Committee determines that special circumstances require an extension of time for reviewing the appeal, in which event:

(i)       written notice of the extension shall be given by the Committee prior to thirty (30) days after receipt of the written appeal;

(ii)      the extension shall not exceed a period of thirty (30) days from the end of the initial thirty (30) day review period;

(iii)     the extension notice shall indicate (A) the special circumstances requiring an extension of time and (B) the date by which the Committee expects to render the appeal decision.

(5)                          The period of time within which a benefit determination on review is required to be made shall begin at the time an appeal is received by the Committee, without regard to whether all the information necessary to make a benefit determination on review accompanies the filing of the appeal.  If the period of time for reviewing the appeal is extended as permitted above, due to a claimant’s failure to submit information necessary to decide the claim on appeal, then the period for making the benefit determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

(6)         In conducting the review on appeal, the Committee shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  If the Committee upholds the denial, the written notice of decision from the Committee shall set forth, in a manner calculated to be understood by the claimant:

(i)                     the specific reason or reasons for the denial

(ii)      specific reference to pertinent Plan provisions on which the denial is based;

(iii)     a statement that the claimant is entitled to be receive, upon request and free of charge, reasonable access to , and copies of, all documents, records and other information relevant  to the claim for benefits; and

(iv)     a statement of the claimant’s right to bring a civil action under ERISA 502(a).

(7)                          If the Plan or any of its representatives fail to follow any of the above claims procedures, the claimant shall be deemed to have duly exhausted the administrative remedies available under the plan and shall be entitled to pursue any available remedies under ERISA Section 502(a), including but not limited to the filing of an action for immediate declaratory relief regarding benefits due under the Plan.

(c)      The Secretary of the Company is hereby designated as agent of the Plan for the service of legal process.

3.4     Indemnification.  Each person who is or shall have been a member of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a defendant, or in which he or she may be a party by reason of any act or omission by such Board member in his or her capacity as an administrator of the Plan, and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 4.         Participation

4.1     Participation.  Those members of the Board of Directors who are not employees or officers of the Company, and those Key Executives who has been designated as eligible to participate in the Plan with respect to any Year beginning after December 31, 2005 by the Committee shall participate in the Plan.  Notwithstanding anything herein to the contrary, unless the Committee determines otherwise, the Company’s Chief Executive Officer shall be eligible to participate in the Plan with respect to any Year beginning after December 31, 2005.

In the event a Participant no longer meets the requirements for participation in the Plan, such Participant shall become an inactive Participant, retaining all the rights described under the Plan, except the right to make any further deferrals or, if applicable, receive payment of Directors’ Fees in Stock, until such time that the Participant again becomes an active Participant.

4.2     Participation.  Participation in the Plan by Key Executives shall be determined by resolution of the Committee annually or at such other time selected by the Committee.

4.3     Partial Year Participation.  In the event that a Director or Key Executive first becomes a Participant during a Year, such Participant shall be notified by the Company of his or her participation, and the Company shall provide each such Participant with “Election to Defer Forms,” which must be completed by the Participant as provided in Sections 6.2 and 6.3 herein and “Election to Receive Stock Forms,” which must be completed by the Participant as provided in Sections 5.2 and 5.3 herein; provided, however, that such Participant may only make an election to defer with respect to that portion of his or her Director’s Fees or Compensation, as applicable, for such Year which are to be earned after the filing of the election and such Participant may only make an election to receive payment of Meeting Fees in stock with respect to that portion of his or her Meeting Fees for such year which are to be earned after the filing of the election.

Article 5.         Stock in Lieu of Cash Director’s Fees

5.1     Payment in Stock.  Subject to Section 5.5 herein, a Director shall receive Stock in lieu of the annual cash Retainer Fees otherwise payable to each Director each year for so long as this Plan is in effect, to the extent and subject to the terms and conditions set forth in this Article 5.  In addition, a Director may elect to receive Stock in lieu of cash Meeting Fees payable to such Director each year for so long as this Plan is in effect, to the extent and subject to the terms and conditions set forth in this Article 5.

5.2     Stock Payment Procedures.  The number of shares of Stock to be paid in lieu of cash Retainer Fees or cash Meeting Fees (in the event of an election by a Director to so receive Stock in lieu of cash Meeting Fees) on each payment date shall be equal to (i) the amount of the cash Retainer Fees or cash Meeting Fees, as applicable, payable to each Director at the rates then in effect divided by (ii) the Fair Market Value of Stock as determined on the most recent practicable date preceding the payment date.  No fractional shares of Stock shall be granted; instead, the cash remainder shall be paid to the Participant.  The Company shall deliver to each Participant each month as payment of Retainer Fees one or more certificates representing the Stock, registered in the name of the Participant (or if directed by the Participant, in the joint names of the Participant and his or her spouse).  The Company shall deliver to each Participant who has filed an “Election to Receive Stock Form” as payment of Meeting Fees one or more certificates representing the Stock, registered in the name of the Participant (or, if directed by the Participant, in joint names of the Participant and his or her spouse) at the times such Meeting Fees are customarily paid by the Company.

5.3     Method of Electing to Receive Stock in Lieu of Cash Meeting Fees.  In order to receive Stock in lieu of cash Meeting Fees under the Plan, the Director must complete and deliver to the Company a written “Election To Receive Stock Form” on which he or she designates the election to receive Stock.  Participants shall make their elections to receive payment in Stock for their Meeting Fees under the Plan no later than the date immediately prior to the date of the Board Meeting to which such Meeting Fees relate.  All elections to receive payment in Stock for Meeting Fees shall be made on an “Election to Receive Stock Form,” as described herein and shall be delivered by the Participant to the Committee (or its delegate) as described in Section 12.1 herein.  The election to receive payment in Stock for Meeting Fees shall automatically remain in effect for all periods the Participant participates in the Plan until revoked or changed by the Participant.

The election may be revoked or changed with respect to future Board Meetings by filing with the Committee (or its delegate) a new election on an “Election to Receive Stock Form” no later than the day immediately prior to the date of the next Board Meeting for which the Participant shall receive Meeting Fees.

5.4     Rights of the Participant.  Except for the terms and conditions set forth in this Plan, a Participant paid Stock in lieu of the cash Retainer Fees or cash Meeting Fees shall have all of the rights of a holder of the Stock, including the right to receive dividends paid on such Stock and the right to vote the Stock at meetings of stockholders of the Company.  Upon delivery, such Stock will be nonforfeitable.

5.5     Special Circumstances.  The Committee shall have the authority, in its sole discretion, to permit all of a Director’s Retainer Fees to be paid in cash, rather than in Stock, in the event that a Director establishes, to the satisfaction of the Committee, that special circumstances warrant such cash payment.  The merit of the Director’s special circumstances plea shall be judged by the Committee.  The Committee’s decision as to whether the Director’s special circumstances plea justifies the cash payment of the Director’s Retainer Fees shall be final, conclusive, and not subject to appeal.

Article 6.         Deferral Opportunity

6.1     Amount Which May Be Deferred.  A Participant who is a Director may elect to defer up to one hundred percent (100%) of his or her Retainer Fees for any Year and up to one hundred percent (100%) of his or her Meeting Fees for each Board Meeting during any Year.  The amount of Retainer Fees and Meeting Fees to be deferred shall be expressed as a percentage of the Value of the fees otherwise payable (in cash or Stock) for the Participant’s service as a Director of the Company.  A Participant who is a Key Executive may elect to defer up to one hundred percent (100%) of Salary and/or Bonus in any Year.  The minimum amount of any single eligible component of Compensation which may be deferred in any Year is the greater of five percent (5%) of such component or one thousand dollars ($1,000).  In addition, an election to defer Compensation in any Year shall be expressed by each Participant in minimum increments of either five percent (5%) of the applicable component of Compensation or one thousand dollars ($1,000) or such other form acceptable to the Committee.

6.2     Deferral Election for Retainer Fees.  Participants shall make their elections under the Plan to defer their Retainer Fees no later than December 20 prior to the beginning of each Year, or not later than thirty (30) calendar days following notification of initial eligibility to participate herein (with respect to Retainer Fees not yet earned or paid).  All elections to defer Retainer Fees shall be made on an “Election to Defer Form,” as described herein and shall be delivered by the Participant to the Committee (or its delegate) as described in Section 12.1 herein.  The deferral election with respect to Retainer Fees shall automatically remain in effect for the Year in question (for which it shall be irrevocable) and for all subsequent periods the Participant participates in the Plan until revoked or changed by the Participant.  The deferral may be revoked or changed with respect to future Years only by delivering a new election on an “Election to Defer Form” no later than December 20 prior to the beginning of the Year.

Participants who are Directors shall make the following elections on an “Election to Defer Form”:

(a)           The amount to be deferred with respect to his or her Retainer Fees for the Year, pursuant to the terms of Section 6.1 herein; and

(b)           The form of payment to be made to the Participant at the end of the deferral period, pursuant to the terms of Section 6.6 herein.

6.3          Deferral Election for Meeting Fees.  Participants shall make their elections to defer their Meeting Fees under the Plan no later than December 20 prior to the beginning of each Year or no later than thirty (30) calendar days following notification of initial eligibility to participate in the Plan (with respect to Meeting Fees not yet earned or paid).  All elections to defer Meeting Fees shall be made on an “Election to Defer Form,” as described in Section 6.2 herein and shall be delivered by the Participant to the Committee (or its delegate) as described in Section 12.1 herein.  On the “Election to Defer Form” described in Section 6.2, the Participant shall elect (in addition to any other relevant elections described in Section 6.2 herein) the amount to be deferred with respect to his or her Meeting Fees for each Board Meeting, pursuant to the terms of Section 6.1 herein.  The deferral election with respect to Meeting Fees shall automatically remain in effect for the Year in question (for which it shall be irrevocable) and for all subsequent periods the Participant participates in the Plan until revoked or changed by the Participant.  The deferral may be revoked or changed with respect to future Board Meetings by filing with the Committee (or its delegate) a new election on an “Election to Defer Form” no later than December 20 prior to the beginning of the Year.

6.4          Deferral Election for Compensation.  Participants shall make their elections under the Plan to defer their Compensation no later than December 20 prior to the beginning of each Year, or not later than thirty (30) calendar days following notification of initial eligibility to participate herein (with respect to Compensation not yet earned or paid).  All elections to defer Compensation shall be made on an “Election to Defer Form,” as described herein and shall be delivered by the Participant to the Committee (or its delegate) as described in Section 12.1 herein.  The deferral election with respect to Compensation shall automatically remain in effect for the Year in question (for which it shall be irrevocable) and for all subsequent periods the Participant participates in the Plan until revoked or changed by the Participant.  The deferral may be revoked or changed with respect to future Years only by delivering a new election on an “Election to Defer Form” no later than December 20 prior to the beginning of the Year.

Participants who are Key Executives shall make the following elections on an “Election to Defer Form”:

(a)  The amount to be deferred with respect to his or her Salary and/or Bonus for the Year, pursuant to the terms of Section 6.1 herein; and

(b)  The form of payment to be made to the Participant at the end of the deferral period, pursuant to the terms of Section 6.6 herein.

6.5          Length of Deferral.  Except as otherwise provided in Section 6.8, the amounts deferred by each Participant and the accumulated earnings thereon shall be paid (or commence to be paid) to the Participant as provided in Sections 6.6 and 6.7 herein in January following the

Year in which the termination of the Participant’s service as a Director or Key Executive of the Company occurs for any reason other than death.  Notwithstanding anything herein to the contrary, a Participant who is a Director and subsequently ceases to qualify as a Director as a result of his or her becoming a Key Executive shall not be deemed to have terminated service for purposes of the Plan until such time as the Participant terminates service as both a Key Executive and a member of the Board.  In the event of the Participant’s death, the payment of the amounts deferred and the accumulated earnings thereon (or, in the event of death following commencement of installment payments, the remaining unpaid balance thereof) shall be made in a single lump sum payment in the form provided in Section 6.7 herein as soon as administratively practical after the Participant’s death.

Notwithstanding anything herein to the contrary: no distributions to a Specified Employee that are to be made as a result of the Specified Employee’s termination from service for any reason other than death or Disability shall be made or commence prior to the date that is six months after the date of termination from service, or such shorter period that, in the opinion of counsel, is sufficient to avoid the imposition of the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A (the “Section 409A Taxes”); provided that any distributions that otherwise would have been payable during such six-month (or shorter) period shall continue to accrue earnings under Section 7.2 and shall be distributed (together with any earnings thereon) in lump sum on the first day following the expiration of such six-month (or shorter) period.

6.6          Form of Payment of Deferred Amounts.  Subject to Section 6.8, Participants shall be entitled to elect to receive payment of amounts deferred in any Year, together with earnings accrued thereon, at the end of the deferral period in a single lump sum payment or by means of installments, pursuant to the form elected by the Participant at the time the Participant elected to defer such amounts.  If no election is made with respect to amounts deferred in one or more Years (and earnings accrued thereon), the Participant will be paid such amounts in a single lump sum.  Notwithstanding anything herein to the contrary, all of a Participant’s Grandfathered Deferrals shall be paid in the same form.

(a)           Lump Sum Payment.  Such payment of deferred amounts and earnings accrued thereon shall be made to the Participant in January following the Year in which he ceases to serve as a Director and/or Key Executive, or at such later date, in each case, as set forth in Section 6.5 herein.

(b)           Installment Payments.  Participants may elect to receive the payout of deferred amounts and earnings accrued thereon in annual installments, with a minimum number of installments of two (2), and a maximum number of installments of ten (10).  The initial payment shall be made in January following the Year in which he ceases to serve as a Director and/or Key Executive, or at such later date, in each case, as set forth in described in Section 6.5 herein.  The remaining installment payments shall be made in January of each Year thereafter, until the Participant’s entire deferred account has been paid in full.  Earnings shall continue to accrue on the deferred amounts in the Participant’s deferred account, as provided in Section 7.2 of this Plan.  The amount of each installment payment shall be equal to the balance remaining in the Participant’s deferred account immediately prior to each such payment, multiplied by a fraction, the numerator of which is one (1), and the denominator of which is the number of installment payments remaining.

Subject to the following rules, with respect to Grandfathered Deferrals a Participant may elect to change a form of benefit elected pursuant to this Section 6.6 by filing a revised election form on an “Election to Defer Form,” as described in Section 6.2 herein, specifying the new form of distribution:

(1)                                  An election to change the form of distribution must be made no later than December 31 at least one (1) full Year prior to the payout commencement date as described in Section 6.5 herein.  If a new election is submitted after this date, the election shall be null and void, and the form of distribution shall be determined under the Participant’s original election.

(2)                                  Any election to change the form of distribution from installments to a lump sum is subject in all cases to the approval of the Board.

(3)                                  No further election to change a form of distribution shall be permitted with respect to amounts already subject to a revised election submitted pursuant to this Section 6.6.

Participants shall not be permitted to change the form of their distributions with respect to Section 409A Deferrals.

Notwithstanding anything to the contrary herein, if the deferred amounts and accumulated earnings thereon to be paid to a Participant in the form of installments is less than $50,000, the Committee may elect at or before the time such installments are schedules to commence, in its sole and absolute discretion, to make payment of such amounts to the Participant in a single lump sum, notwithstanding the Participant’s election to receive such amounts in the form of installments.

6.7          Type of Payment of Deferred Amounts.  All payment of deferred amounts hereunder shall be made in shares of Stock, provided that cash in lieu of fractional shares of Stock may be distributed.

6.8          Financial Hardship.  The Committee shall have the authority to alter the timing or manner of payment of deferred amounts in the event that the Participant establishes, to the satisfaction of the Committee, severe financial hardship.  In such event, the Committee may, in its sole discretion:

(a)           Authorize the cessation of deferrals by such Participant under the Plan; or

(b)           Provide that all, or a portion, of the amount previously deferred by the Participant shall immediately be paid in a lump sum payment; or

(c)           Provide that all, or a portion, of the installments payable over a period of time shall immediately be paid in a lump sum payment.

For purposes of this Section 6.8, with respect to Grandfathered Deferrals, “severe financial hardship” shall mean any financial hardship resulting from extraordinary and unforeseeable circumstances arising as a result of one or more recent events beyond the control of the Participant.  For purposes of this Section 6.8, with respect to Section 409A Deferrals, “severe financial hardship” shall mean shall mean an unforeseeable emergency which constitutes a severe financial hardship of the Participant or beneficiary resulting from an illness or accident of the Participant or beneficiary, the Participant’s or beneficiary’s spouse, or the Participant’s or beneficiary’s “dependent” (as defined in Section 152(a) of the Code); loss of the Participant’s or beneficiary’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or beneficiary.  In any event, payment may not be made to the extent such emergency is or may be relieved: (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; and (iii) by cessation of deferrals under the Plan.  Withdrawals of amounts because of a severe financial hardship may only be permitted to the extent reasonably necessary to satisfy the hardship, plus to pay taxes on the withdrawal.  Examples of what are not considered to be severe financial hardships include the need to send a Participant’s child to college or the desire to purchase a home.  The Participant’s account will be credited with earnings in accordance with the Plan up to the date of distribution.

The severity of the financial hardship shall be judged by the Committee.  The Committee’s decision with respect to the severity of financial hardship and the manner in which, if at all, the Participant’s future deferral opportunities shall be ceased, and/or the manner in which, if at all, the payment of deferred amounts to the Participant shall be altered or modified, shall be final and conclusive.

Article 7.               Deferred Compensation Accounts

7.1          Participants’ Accounts.  The Company shall establish and maintain an individual bookkeeping account for deferrals made by each Participant under Article 6 herein.  Each account shall be credited as of the date the amount deferred otherwise would have become due and payable to the Participant and as provided in Section 7.2.  Each Participant’s account shall be one hundred percent (100%) vested at all times.

7.2          Gains and Losses on Deferred Amounts.  Each Participant’s account for deferrals will be deemed to be invested in Stock, including any dividends paid thereon (which will be deemed to be reinvested in such Stock).  Each Participant’s account will thus be adjusted and increased or decreased by the results of such deemed investment from the time Plan deferrals are credited under Section 7.1 until distributed pursuant to Article 6 hereof.

7.3          Charges Against Accounts.  There shall be charged against each Participant’s deferred account any payments made to the Participant or to his or her beneficiary.

7.4          Designation of Beneficiary.  Each Participant shall designate a beneficiary or beneficiaries who, upon the Participant’s death, will receive the deferred amounts that otherwise would have been paid to the Participant under the Plan.  All designations shall be signed by the Participant, and shall be in such form as prescribed by the Committee.  Each designation shall be effective as of the date delivered to the Chief Human Resources Officer of the Company by the Participant.

Participants may change their designations of beneficiary on such form as prescribed by the Committee.  The payment of amounts deferred under the Plan shall be in accordance with the last unrevoked written designation of beneficiary that has been signed by the Participant and delivered by the Participant to the Chief Human Resources Officer of the Company prior to the Participant’s death.

In the event that all the beneficiaries named by a Participant pursuant to this Section 7.4 predecease the Participant, the deferred amounts that would have been paid to the Participant or the Participant’s beneficiaries shall be paid to the Participant’s estate.

In the event a Participant does not designate a beneficiary, or for any reason such designation is ineffective, in whole or in part, the amounts that otherwise would have been paid to the Participant or the Participant’s beneficiaries under the Plan shall be paid to the Participant’s estate.

Article 8.               Rights of Participants

8.1          Contractual Obligation.  The Plan shall create a contractual obligation on the part of the Company to make payments from the Participants’ accounts when due.  Payment of account balances shall be made out of the general funds of the Company.

8.2          Unsecured Interest.  No Participant or party claiming an interest in deferred amounts of a Participant shall have any interest whatsoever in any specific asset of the Company.  To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.  The Company shall have no duty to set aside or invest any amounts credited to Participants’ accounts under this Plan.

Nothing contained in this Plan shall create a trust of any kind or a fiduciary relationship between the Company and any Participant.  Nevertheless, the Company may establish one or more trusts, with such trustee as the Committee may approve, for the purpose of providing for the payment of deferred amounts and earnings thereon.  Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s general creditors in the event of the Company’s bankruptcy or insolvency.  To the extent any deferred amounts and earnings thereon under the Plan are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such deferred amounts and earnings thereon shall remain the obligation of, and shall be paid by, the Company.

8.3          No Guarantee of Principal or Earnings.  Nothing contained in the Plan shall constitute a guarantee by the Company or any other person or entity that the amounts deferred hereunder will increase or shall not decrease in value due to the deemed investment of such amounts in Stock.  The Stock may be a volatile investment and decreases in the value thereof may result in a loss of some or all of the principal amounts deferred hereunder.  Thus, it is possible for the value of a Participant’s account to decrease as a result of its deemed investment in Stock, if the value of the Stock decreases.

Article 9.               Number and Source of Shares Available Under the Plan

Subject to adjustments as provided in this Article 9, the shares of Stock that may be issued under the Plan shall not exceed an aggregate of 1,100,000 shares of Stock.  The Company shall reserve a sufficient number of shares of Stock for purposes of the Plan, as determined by the Committee.  Such shares may be previously issued and outstanding shares of Stock reacquired by the Company and held in its treasury, or may be authorized but unissued shares of Stock, or may consist partly of each.  If the Company shall at any time increase or decrease the number of outstanding shares of Stock or change in any way the rights and privileges of such shares by means of the payment of a stock dividend or any other distribution upon such shares payable in Stock, or through a stock split, subdivision, consolidation, combination, reclassification, or recapitalization involving the Stock, then the Committee may increase, decrease, or change in like manner the number, rights and privileges of the shares issuable under the Plan as if such shares had been issued and outstanding, fully paid, and nonassessable at the time of such occurrence in order to prevent dilution or enlargement of Participants’ rights under the Plan.

Article 10.            Withholding of Taxes

The Company shall have the right to require Participants to remit to the Company an amount sufficient to satisfy any Federal, state, and local withholding tax requirements, or to deduct from all payments made pursuant to the Plan amounts sufficient to satisfy any withholding tax requirements.

Article 11.            Amendment and Termination

The Company hereby reserves the right to amend, modify, or terminate the Plan at any time by action of the Board, with or without prior notice.  No such amendment or termination shall in any material manner adversely affect any Participant’s rights to amounts already deferred or earned or earnings thereon up to the point of amendment or termination or any rights of such Participant under any Stock theretofore paid to him or her hereunder, without the consent of the Participant.  Notwithstanding anything herein to the contrary, to the extent permissible under Section 409A without the imposition of the Section 409A Taxes, in the event of any termination, the Board, in its sole and absolute discretion may elect to liquidate the Plan and distribute to each Participant all amounts deferred under the Plan (and earnings thereon) in a lump sum or in installments; provided that all such distributions (i) commence no earlier than the date that is twelve (12) months following the date of such termination (or such earlier date permitted under Section 409A without the imposition of the Section 409A Taxes) and (ii) are completed by the date that is twenty-four (24) months following the date of such termination (or such later date permitted under Section 409A without the imposition of the Section 409A Taxes).

Article 12.            Miscellaneous

12.1        Notice.  Unless otherwise prescribed by the Committee, any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to the Chief Human Resources Officer of the Company.  Notice to the Chief Human Resources Officer of the Company, if mailed, shall be addressed to the principal executive offices of the Company.  Notice mailed to a Participant shall be at such address as is given in the records of the Company.  Notices shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

12.2        Consideration for Stock Issued.  Stock will be paid under the Plan in consideration of the services of Participants as directors, employees and/or officers of the Company.

12.3        Compliance with Securities Laws, Listing Requirements, and Other Laws and Obligations.  The Company shall not be obligated to deliver any shares of Stock under this Plan, (a) until, in the opinion of the Company’s counsel, all applicable federal and state laws and regulations have been complied with, (b) if the outstanding Stock is at the time listed on any stock exchange, or quoted on any automated quotation system, until the shares to be delivered have been listed or authorized to be listed or quoted on such exchange or system upon official notice of issuance, and (c) until all other legal matters in connection with the issuance and delivery of such shares have been approved by the Company’s counsel.  If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to the payment of Stock, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Stock bear an appropriate legend restricting transfer.

12.4        No Shareholder Rights Conferred.  Nothing contained in the Plan or any agreement hereunder will confer upon any Participant any rights of a shareholder of the Company unless and until shares of Stock are issued to such Participant upon the payment of Stock.

12.5        No Right to Stock.  Nothing in the Plan shall be construed to give any Director or Key Executive any right to a grant of common stock under the Plan unless all conditions described within the Plan are met as determined in the sole discretion of the Committee.

12.6        Granted Shares Have Same Status as Issued Shares.  Any shares of common stock of the Company issued as a stock dividend, or as a result of stock splits, combinations, exchanges of shares, reorganizations, mergers, consolidations or otherwise with respect to shares of common stock granted pursuant to the Plan shall have the same status and be subject to the same restrictions as the shares granted.

12.7        Nontransferability.  Except as provided below, Participants’ rights to deferred amounts, contributions, and earnings accrued thereon under the Plan may not be sold, transferred, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, nor shall the Company make any payment under the Plan to any assignee or creditor of a Participant.

Notwithstanding the foregoing, the Committee shall provide for distributions from a Participant’s deferred compensation account to the extent required by a court order that the Committee determines to satisfy the requirements of a qualified domestic relations order within the meaning of Section 206(d)(3) of ERISA.  The amounts assigned to an alternate payee under such an order shall be paid in a lump sum distribution as soon as administratively practical after the Committee determines that the order meets the requirements of a qualified domestic relations order.  All payments made pursuant to any such order shall be charged against the Participant’s deferred compensation account.

12.8        Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.9        Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.

12.10      Costs of the Plan.  All costs of implementing and administering the Plan shall be borne by the Company.

12.11      Successors.  All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company

12.12      Applicable Law.  Except to the extent preempted by applicable federal law, the Plan shall be governed by and construed in accordance with the laws of the state of Tennessee.

12.13      Effective Date.  This amendment and restatement of the Plan shall become effective at the time that it is approved by the Board, subject to approval by the stockholders of the Company by a majority of the votes cast by the holders of the common stock, present in person or represented by proxy, and entitled to vote.